As filed with the U.S. Securities and Exchange Commission on August 11, 2026.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BBB Foods Inc.

(Exact name of registrant as specified in its charter)

British Virgin Islands (State or other jurisdiction of incorporation or organization)	N/A (I.R.S. Employer Identification No.)

Av. Presidente Masaryk 8

Polanco V Sección, Miguel Hidalgo

Mexico City, Mexico 11560

+52 (55) 1102 1202

(Address of Principal Executive Offices and Zip Code)

BBB Foods Inc. Non-Qualified Stock Option Plan, dated as of July 15, 2004, as amended

(Full title of the plan)

Cogency Global Inc.

122 East 42nd Street, 18th floor

New York, New York 10168

+1 (212) 947-7200

(Name, address and telephone number, including area code, of agent for service)

With a copy to:

S. Todd Crider

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

+1 (212) 455-2000

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Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement on Form S-8 (the “Registration Statement”) in accordance with the provisions of Rule 428 under the U.S. Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 have been or will be delivered to the participants in the BBB Foods Inc. Non-Qualified Stock Option Plan, dated as of July 15, 2004, as amended (the “Legacy Plan”), covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act. Such documents are not required to be, and are not, filed with the U.S. Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act.

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PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the Commission by BBB Foods Inc. (the “Company”) pursuant to the Securities Act and the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference in this Registration Statement:

(a)
The Company’s Annual Report on Form 20-F for the fiscal year ended December 31, 2025, filed with the Commission on April 2, 2026 (File No. 001-41954);
(b)
The Company’s Annual Report on Form 20-F/A (Amendment No. 1) for the fiscal year ended December 31, 2025, filed with the Commission on May 21, 2026 (File No. 001-41954);
(c)
The Company’s Reports on Form 6-K, filed with the Commission on April 2, April 8, April 29, May 6, May 27, May 27, May 29 and June 1, 2026; and
(d)
A description of the Company’s Class A common shares registered under Section 12 of the Exchange Act (incorporated by reference to Exhibit 2.1 to the Company’s annual report on Form 20-F filed on April 30, 2024 (File No. 001-41954)), including all other amendments and reports filed for the purpose of updating such description.

All documents that the Company subsequently files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (with respect to any Form 6-K, only to the extent designated therein) after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Under British Virgin Islands law, each of our directors and officers, in performing his or her functions, is required to act honestly and in good faith with a view to our best interests and exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. Fiduciary duties are owed to the Company and, under British Virgin Islands law (and as further provided by our

II-1

memorandum and articles of association), our directors will not be personally liable to us or our shareholders for any acts or omissions in the performance of their fiduciary duties. Such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission. These provisions will not limit the liability of directors under United States federal securities laws.

Our memorandum and articles of association provide that we shall indemnify any of our directors, officers or anyone serving at our request as a director or officer of another entity against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceeding or suits; provided that such indemnification shall not apply unless the person claiming such indemnification acted honestly and in good faith and in what he or she believed to be the best interests of the Company and, in the case of criminal proceedings, the person had no reasonable cause to believe that his or her conduct was unlawful. We may pay any expenses, including legal fees, incurred by any such person in defending any legal, administrative or investigative proceedings in advance of the final disposition of the proceedings. If a person to be indemnified has been successful in defense of any proceedings referred to above, the director or officer is entitled to be indemnified against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred by the director or officer in connection with the proceedings.

We may purchase and maintain insurance in relation to any of our directors or officers against any liability asserted against the directors or officers and incurred by the directors or officers in that capacity, whether or not we have or would have had the power to indemnify the directors or officers against the liability as provided in our memorandum and articles of association.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or controlling persons pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable as a matter of United States law.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following exhibits are filed as part of this Registration Statement:

Exhibit Number	Description of Document
4.1	Memorandum and Articles of Association of the Company (incorporated by reference to Exhibit 1.1 to the Company’s annual report on Form 20-F filed on April 30, 2024 (File No. 001-41954)).
4.2	BBB Foods Inc. Non-Qualified Stock Option Plan, dated as of July 15, 2004, as amended (filed herewith).
5.1	Opinion of Conyers Dill & Pearman, dated August 11, 2026.
23.1	Consent of PricewaterhouseCoopers, S.C., dated August 11, 2026.
23.2	Consent of Conyers Dill & Pearman (included as part of Exhibit 5.1).
24.1	Power of Attorney (included in the signature pages to this Registration Statement).

107	Calculation of Filing Fee Tables.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

i. To include any prospectus required by Section 10(a)(3) of the Securities Act;

ii. To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

iii. To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the U.S. Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in Mexico City, Mexico, on August 11, 2026.

BBB FOODS INC.
By:	/s/ K. Anthony Hatoum
Name: K. Anthony Hatoum
Title: Chief Executive Officer

By:	/s/ Eduardo Pizzuto Espinosa
Name: Eduardo Pizzuto Espinosa
Title: Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints K. Anthony Hatoum and Eduardo Pizzuto and each of them, individually, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead in any and all capacities, in connection with this registration statement, including to sign in the name and on behalf of the undersigned, this registration statement and any and all amendments thereto, including post-effective amendments and registrations filed pursuant to Rule 462 under the U.S. Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents, or his or her substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the U.S. Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on August 11, 2026.

Signature	Title	Date

/s/ K. Anthony Hatoum	Chief Executive Officer and Chairman of the Board of Directors	August 11, 2026
K. Anthony Hatoum

/s/ Eduardo Pizzuto Espinosa	Chief Financial Officer	August 11, 2026
Eduardo Pizzuto Espinosa

/s/ Nicole Reich	Director	August 11, 2026
Nicole Reich

/s/ Dennis Stevens	Director	August 11, 2026
Dennis Stevens

/s/ Angela Bakker-Lee	Director	August 11, 2026
Angela Bakker-Lee

/s/ Alexander Fuster	Director	August 11, 2026
Alexander Fuster

/s/ Juan Pablo Cappello	Director	August 11, 2026
Juan Pablo Cappello

/s/ Sami Khouri	Director	August 11, 2026
Sami Khouri

/s/ Halil Erdogmus	Director	August 11, 2026
Halil Erdogmus

Signature	Title	Date

/s/ Stephanie Martinez	Director	August 11, 2026
Stephanie Martinez

SIGNATURE OF AUTHORIZED REPRESENTATIVE OF THE

REGISTRANT IN THE UNITED STATES

Pursuant to the requirements of the U.S. Securities Act of 1933, as amended, the undersigned, the duly authorized representative of the Registrant in the United States of America, has signed this Registration Statement on Form S-8 in New York, New York, on August 11, 2026.

COGENCY GLOBAL INC.
By:	/s/ Colleen A. DeVries
Name: Colleen A. DeVries
Title: Senior Vice President